                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Brunswick Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                [BRUNSWICK LOGO]

                                                     March 22, 2000

     Dear Brunswick Shareholder:

        You are cordially invited to attend the 2000 Annual Meet-ing of Brunswick Shareholders to be held on Wednesday, April 26, 2000, at 3:00 p.m. at Brunswick's corporate offices, 1 N. Field Court, Lake Forest, Illinois. Brunswick's offices are northwest of Chicago, Illinois on Route 60, one-half mile east of I-294/94 (the Tri-State Tollway).

        The formal Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting.

        It is important that your shares be represented at the meeting. Therefore, I urge that you MARK, SIGN, DATE and RE-TURN PROMPTLY the enclosed PROXY in the envelope furnished for that purpose. If you are present at the meeting, you may, if you wish, revoke your proxy and vote in person. I am look-ing forward to seeing you at the meeting.

                                        Sincerely,


                           [LOGO OF PETER N. LARSON]
                                        Peter N. Larson
                                        Chairman

                        NOTICE OF ANNUAL MEETING

        The Annual Meeting of Shareholders of Brunswick Corpora-tion will be held at Brunswick's corporate offices, 1 N.
     Field Court, Lake Forest, Illinois, on Wednesday, April 26,
     2000, at 3:00 p.m. for the following purposes:

                (1) To elect directors,

                (2) To ratify the appointment of Arthur Andersen LLP
            asauditors, and

                (3) To consider such other business as may properly
            comebefore the meeting.

        Brunswick shareholders of record at the close of business on February 28, 2000, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                               By order of the Board of Directors,
                               [LOGO OF Dustan E. McCoy]
                               Dustan E. McCoy
                               Secretary

     Lake Forest, Illinois
     March 22, 2000

                                [Brunswick Logo]

                                PROXY STATEMENT

   The Board of Directors of Brunswick Corporation is soliciting proxies from its shareholders for the annual meeting to be held on April 26, 2000. This proxy statement is first being mailed to shareholders on or about March 22, 2000. Any shareholder submitting a proxy may revoke it at any time before it is voted. If a shareholder is participating in Brunswick's Dividend Reinvestment Plan or Employee Stock Investment Plan, any proxy given by such shareholder will also govern the voting of all shares held for the shareholder's account under those plans, unless contrary instructions are received.

   Only holders of Brunswick's 91,608,340 shares of Common Stock outstanding as of the close of business on February 28, 2000, the record date, will be enti-tled to vote at the meeting. Each share of Common Stock is entitled to one vote. The representation in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to provide a quorum at the annual meeting. Abstentions are counted as present in determining whether the quorum require-ment is satisfied, but they have no other effect on voting for election of di-rectors. Abstentions are the same as a vote against on other matters.

                             ELECTION OF DIRECTORS

   Brunswick's Certificate of Incorporation provides that the Board of Direc-tors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. The Board is comprised of 14 directors. Six directors are to be elected at the meeting. The Board of Directors has nominated George W. Buckley, Michael J. Callahan, Manuel A. Fer-nandez, Peter B. Hamilton and Roger W. Schipke for election as directors to serve for terms expiring at the 2003 annual meeting or until their respective successors shall have been elected and qualified, and Dorrit J. Bern for elec-tion as director to serve for a term expiring at the 2002 annual meeting, or until her respective successor shall have been elected and qualified. Messrs. Callahan, Fernandez and Schipke have served as directors since 1991, 1997 and 1993, respectively.

   It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named above as Brunswick's di-rectors, except as otherwise specified in the proxy. Directors shall be elected by a plurality of the votes cast at the annual meeting on the election of di-rectors. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. Bio-graphical information follows for each person nominated and each person whose term of office will continue after the annual meeting.

Nominees for Election for Terms Expiring at the 2003 Annual Meeting

George W. Buckley

Executive Vice President of Brunswick since February 2000, President--Mercury Marine Group since 1997 and responsible for the Igloo Division since 1999; Se-nior Vice President of Brunswick and President--Mercury Marine Group, 1998-2000; Vice President of Brunswick and President--Mercury Marine Group, 1997-1998; President of the U.S. Electrical Motors Division of Emerson Electric Co., a manufacturer of electrical, electronic, and electromagnetic products, 1996-1997; and President of Emerson's Automotive and Precision Motors Division, 1994-1996; age 53

Michael J. Callahan                                          Director since 1991

Financial consultant; Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals and machinery for industry and agri-culture, 1994-1999; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992-1994; di-rector of Material Sciences Corporation; age 61

Manuel A. Fernandez                                          Director since 1997

Chairman of the Board of Gartner Group, Inc., an information technology compa-ny, since 1995; Chairman and Chief Executive Officer of Gartner Group, Inc., 1995-1998; and President and Chief Executive Officer of Gartner Group, Inc., 1991-1997; age 53

Peter B. Hamilton

Executive Vice President of Brunswick since 1998 and responsible for the Bruns-wick Indoor Recreation Group, the Life Fitness Division and the Bicycle Divi-sion since February 2000; Executive Vice President and Chief Financial Officer of Brunswick and Chairman--Indoor Recreation, 1998-2000; Senior Vice President and Chief Financial Officer of Brunswick, 1995-1998; Vice President and Chief Financial Officer, Cummins Engine Company, Inc., a designer and manufacturer of diesel engines and related products, 1988-1995; director of Mallinckrodt Inc. and The Kemper Insurance Companies; age 53

Roger W. Schipke                                             Director since 1993

Private investor; Chairman of the Board and Chief Executive Officer of The Sun-beam Corporation, a consumer products firm, 1993-1996; Chairman of the Board and Chief Executive Officer of The Ryland Group, a company engaged in mortgage banking and home building, 1990-1993; director of Legg-Mason, Inc., Oakwood Homes Corporation and The Rouse Company; age 63

Nominee for Election for Term Expiring at the 2002 Annual Meeting

Dorrit J. Bern

Chairman of the Board, President and Chief Executive Officer of Charming Shoppes, Inc., a company operating a chain of woman's specialty apparel stores under the names "Fashion Bug," "Fashion BugPlus," "Catherines," "Added Dimen-sions" and "The Answer" since 1997; Vice Chairman of the Board, President and Chief Executive Officer of Charming Shoppes, Inc., 1995-1997; age 49

   The Board of Directors recommends a vote FOR the nominees named above.

Directors Continuing in Office Until the 2002 Annual Meeting

Peter Harf                                                   Director since 1996

Chairman of the Board and Chief Executive Officer of Joh. A. Benckiser, GmbH, an international consumer products company, since 1988, and Chairman and Chief Executive Officer of its U.S.-based international cosmetics business, now called Coty Inc., since 1993; age 53

Peter N. Larson                                              Director since 1995

Chairman of the Board and Chief Executive Officer of Brunswick since 1995; Ex-ecutive Officer, Johnson & Johnson, a health care company, 1991-1995, where he served as Chairman of the Worldwide Consumer and Personal Care Group and was a member of the Executive Committee and the Board of Directors; director of Compaq Computer Corporation, Click Commerce, Inc. and CIGNA Corporation; Chair-man of the Listed Stock Advisory Committee of the New York Stock Exchange; age 60

Jay W. Lorsch                                                Director since 1983

Louis E. Kirstein Professor of Human Relations since 1978, Chairman of Doctoral Programs, 1995-1999, and Senior Associate Dean and Chairman of Executive Educa-tion Programs, 1990-1995, Harvard University Graduate School of Business Admin-istration; age 67

Bettye Martin Musham                                         Director since 1993

Chairwoman of the Board and Chief Executive Officer of Gear Holdings, Inc., a design, marketing and communications firm, since 1999; President and Chief Ex-ecutive Officer of Gear Holdings, Inc., 1977-1999; director of Footstar, Inc. and Wallace Computer Co.; age 67

Directors Continuing in Office Until the 2001 Annual Meeting

Nolan D. Archibald                                           Director since 1995

Chairman of the Board, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, since 1986; age 56

Jeffrey L. Bleustein                                         Director since 1997

Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, since 1998; President and Chief Executive Officer of Harley-Davidson, Inc., since 1997; President and Chief Operating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993-1997; age 60

Kenneth Roman                                                Director since 1995

Former Chairman and Chief Executive Officer of The Ogilvy Group, a global ad-vertising and communications company, 1988-1989 (and of Ogilvy and Mather Worldwide, 1985-1989); Executive Vice President, American Express Company, a financial services company, 1989-1991; director of Compaq Computer Corporation and Gartner Group, Inc.; age 69

Robert L. Ryan                                               Director since 1998

Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, since 1993; director of Dain Rauscher Corporation and United Healthcare Corporation; age 56

Committees and Meetings

   The Board of Directors has Executive, Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees. The Audit and Finance, Human Resource and Compensation and Corporate Governance Committees are composed solely of independent directors.

   Members of the Executive Committee are Messrs. Larson (Chairman), Callahan, Fernandez, Lorsch and Schipke.

   Members of the Audit and Finance Committee are Messrs. Callahan (Chairman), Bleustein, Harf and Ryan.

   Members of the Human Resource and Compensation Committee are Messrs. Schipke (Chairman), Archibald and Lorsch.

   Members of the Corporate Governance Committee are Messrs. Fernandez (Chair-man) and Roman and Ms. Martin Musham.

   The Executive Committee did not meet in 1999. The Executive Committee takes any necessary actions requiring Board decisions between regular Board meetings, when it is impossible to convene a special meeting of the entire Board. Any ac-tion taken by the committee will be reported as soon as possible to, and rati-fied by, the full Board at its next regular meeting.

   The Audit and Finance Committee met five times during 1999. The Audit and Finance Committee provides assistance to the Board in fulfilling the Board's responsibility to Brunswick shareholders and the investment community with re-spect to Brunswick's accounting and reporting practices, its internal controls and the integrity of its financial information. The committee maintains free and open communication with the Board, the independent auditors, the internal auditors and financial management. The committee's responsibilities include reviewing the performance of the independent auditors and recommending to the Board the appointment or discharge of the independent auditors; reviewing the scope and terms of engagement of the independent auditors; confirming and as-suring the independence of the independent auditors; reviewing Brunswick's in-ternal audit function; reviewing significant risks and exposures, audit activ-ities, significant audit findings and recommendations of the independent and internal auditors, together with management's responses; reviewing the ade-quacy and effectiveness of Brunswick's internal controls; reviewing the au-dited annual financial statements and the independent auditors' opinion ren-dered with respect to the financial statements; reviewing legal, environmental or regulatory matters that may have a material financial or disclosure impact; considering other matters in relation to Brunswick's financial affairs; con-ducting or authorizing investigations into any matters within the committee's scope of responsibilities; meeting with the independent auditors and internal auditors without members of management present; reporting to the Board period-ically on its activities; and reviewing and updating the committee's charter annually.

   The Human Resource and Compensation Committee met eight times during 1999. The Human Resource and Compensation Committee is responsible for determining the compensation to be paid to Brunswick's senior executives and for develop-ing policies for and administering all compensation and benefit plans in which other senior managers participate. The committee also reviews all executive compensation plans to satisfy the Board that these plans will motivate achievement of corporate objectives. The committee also reports on the compen-sation paid to executives under these plans and its relationship to Brunswick's performance, as required by the Securities and Exchange Commis-sion, and approves the performance criteria for all bonus plans for subsequent performance periods. In addition, the committee coordinates the Board's review of management succession plans and activities.

   The Corporate Governance Committee met five times during 1999. The Corpo-rate Governance Committee is responsible for the functioning of the Board, in-cluding assessing the Board's composition, the Board's agenda and calendar, the information directors receive, director compensation, and the Board's other processes and procedures. The committee establishes and recommends to the Board criteria for new directors to be added to the Board and, working with the Chairman and Chief Executive Officer, screens new potential nominees before they are recommended to the Board. The committee also oversees the ori-entation of new directors to assure they are able to make a timely contribu-tion to the Board's work. The committee also reviews the performance of each incumbent director at the time of his or her re-nomination. The Chairman of the committee, together with the Chairman of the Board, communicates the re-sults of this review to the nominee on behalf of the Board. The committee co-ordinates an annual review of the Board's functioning and recommends any needed changes. The committee is also responsible for determining the Chairs and membership of Board committees, upon recommendation from the Chairman of the Board. The committee also monitors, on the Board's be-half, changes in Brunswick's organizational structure and in corporate gover-nance.

   The By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Direc-tors. The Corporate Governance Committee will consider qualified director can-didates that are suggested by shareholders in written submissions to Brunswick's Secretary. In addition, the By-laws provide a procedure for share-holder nominations. Shareholders intending to nominate director candidates for election must deliver written notice thereof to Brunswick's Secretary not later than (i) with respect to an election to be held at an annual meeting of share-holders, 90 days prior to the anniversary date of the immediately preceding an-nual meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to sharehold-ers. The notice of nomination shall set forth certain information concerning such shareholder and the shareholder's nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrange-ments or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of Brunswick if so elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any per-son not made in compliance with the foregoing procedure.

   The Board of Directors met 12 times during 1999. All directors attended 75 percent or more of the board meetings and meetings of committees of which they were members during 1999.

Director Compensation

   Directors who are not employees and who are not committee chairpersons are entitled to an annual fee of $50,000, and the directors who are chairpersons of the Audit and Finance, Human Resource and Compensation, and Corporate Gover-nance Committees each receive an annual fee of $57,500. One-half of such annual fees is paid in Brunswick Common Stock, and each director may elect to have the remaining one-half of these fees paid in cash or Common Stock. Receipt of this Common Stock may be deferred until after retirement from the Board. In addi-tion, non-employee directors received $1,000 for each special meeting of the Board of Directors attended between January 1 and June 30, 1999. This compensa-tion was paid in cash or Common Stock, depending upon each director's election for the receipt of annual fees. New non-employee directors receive an award of Common Stock that has a value of $25,000 at the time they are first elected to the Board, and receipt of this Common Stock is deferred until after retirement from the Board.

   Non-employee directors at the time of Brunswick's 1999 annual meeting of shareholders received options to purchase 3,000 shares of Common Stock each at a price of $22.875 per share. New non-employee directors receive options to purchase 3,000 shares of Common Stock if they first are elected to the Board of Directors within six months after the most recent annual meeting of sharehold-ers or options to purchase 1,500 shares of Common Stock if they first are elected after six months following the most recent annual meeting of sharehold-ers. The exercise price of these options is 100 percent of the fair market value of the Common Stock on the date of the award. Options for one-half of these shares become fully exercisable one year after the date of the award, and options for the other one-half become exercisable two years after the date of the award. In addition, the options become exercisable upon a change in control of Brunswick. The options may be exercised at any time after becoming exercis-able until the 10th anniversary of the date of the award.

   Directors are encouraged to use Brunswick products to enhance their under-standing and appreciation of the business. Directors may receive up to $4,500 of Brunswick products annually. The value of the products is included in the directors' taxable income, and Brunswick reimburses the directors for any taxes due. Directors may lease boats from Brunswick at no charge except for the pay-ment of applicable taxes. In addition, directors may purchase Brunswick prod-ucts at Brunswick's wholesale price or dealers' cost.

                                  SHAREHOLDERS

   Each director, each executive officer listed in the summary compensation ta-ble, and all directors and executive officers as a group owned the number of shares of Brunswick Common Stock set forth in the following table:

                                                    Number of Shares    Percent
Name of Individual                                 Beneficially Owned     of
or Persons in Group                              as of February 1, 2000  Class
-------------------------------------------------------------------------------
Nolan D. Archibald                                        27,705(1)         *

Jeffrey L. Bleustein                                      15,425(1)         *

Michael J. Callahan                                       48,560(1)         *

Manuel A. Fernandez                                       12,335(1)         *

Peter Harf                                                41,358(1)         *

Peter N. Larson                                        1,428,018(2)       1.6%

Jay W. Lorsch                                             39,849(1)         *

Bettye Martin Musham                                      28,106(1)         *

Kenneth Roman                                             37,546(1)         *

Robert L. Ryan                                             4,424(1)         *

Roger W. Schipke                                          36,616(1)         *

George W. Buckley                                         65,246(2)         *

William J. Barrington                                    165,509(2)         *

Peter B. Hamilton                                        205,825(2)         *

Dudley E. Lyons                                           30,825(2)         *

All directors and executive officers as a group        2,570,654(1)(2)    2.8%

* Less than 1 percent
(1) Includes the following shares of Common Stock issuable to the directors, receipt of which has been deferred: Messrs. Archibald 5,705 shares, Bleustein 5,925 shares, Callahan 18,919 shares, Fernandez 7,835 shares, Harf 9,358 shares, Lorsch 21,470 shares, Roman 7,343 shares, Ryan 2,924 shares and Schipke 19,516 shares, Ms. Martin Musham 8,080 shares and all non-employee directors as a group 107,075 shares. Also includes the follow-ing shares of Common Stock issuable pursuant to stock options exercisable within 60 days: 7,000 shares for each of Messrs. Archibald, Harf and Roman; 12,600 shares for each of Messrs. Callahan, Lorsch and Schipke and Ms. Mar-tin Musham; 4,500 shares for each of Messrs. Bleustein and Fernandez; and 1,500 shares for Mr. Ryan.
(2) Includes 504,982 shares for Mr. Larson, receipt of which has been deferred and of which 50,000 shares were restricted. Includes the following shares of Common Stock issuable pursuant to stock options exercisable within 60 days: Messrs. Larson 919,755 shares, Buckley 27,000 shares, Barrington 125,500 shares, Hamilton 161,000 shares, Lyons 21,000 shares and all direc-tors and executive officers as a group 1,616,935 shares. Includes the fol-lowing shares of Common Stock held by the

   Brunswick Employee Stock Ownership Plan trustee and the Brunswick Savings Plan trustee; Messrs. Larson 2,281 shares, Buckley 311 shares, Barrington 7,493 shares, Hamilton 575 shares, Lyons 305 shares and all directors and executive officers as a group 19,823 shares. Also includes the following shares of Common Stock held for the benefit of family and family partner-ships: Messrs. Larson 1,000 shares, Hamilton 43,250 shares and all directors and executive officers as a group 44,290 shares.

   The only shareholders known to Brunswick to own beneficially more than 5 percent of Brunswick's outstanding Common Stock are:

                                       Shares
                                    Beneficially
Name and Address of                  Owned as of    Percent
Beneficial Owner                  December 31, 1999 of Class
------------------------------------------------------------
Harris Associates, Inc.               7,698,300(1)   8.37%
Two North LaSalle Street
Chicago, IL 60602
Barclays Global Investors, N.A.       5,889,005(2)   6.41%
45 Fremont Street
San Francisco, CA 94105
Morgan Stanley Dean Witter & Co.      5,363,296(3)   5.84%
1585 Broadway
New York, NY 10036

(1) Harris Associates LP is also considered the beneficial owner of all of these shares. Harris Associates Investment Trust, series designated The Oakmark Fund, owns 7,280,800 shares and has shared voting power and shared dispositive power for such shares. Harris Associates, Inc. and Harris Asso-ciates LP reported shared voting power for 7,698,300 shares, sole disposi-tive power for 417,500 shares and shared dispositive power for 7,280,000 of these shares (8.3 percent) in a Schedule 13G dated January 19, 2000.
(2) Barclays Global Investors, N.A.; Barclays Global Fund Advisors; Barclays Bank PLC; Barclays Funds Limited; Barclays Global Investors, LTD.; and Barclays Trust and Banking Company (Japan) Ltd. jointly reported sole vot-ing power for 5,279,036 shares and sole dispositive power for 5,889,005 shares, of which Barclays Global Investors N.A., reported sole voting power for 4,567,357 shares and sole dispositive power for 5,160,520 shares (5.62 percent) in a Schedule 13G dated February 10, 2000.
(3) Morgan Stanley Dean Witter & Co. reported shared voting power as to 5,296,786 shares and shared dispositive power for 5,363,296 shares, and its wholly owned subsidiary, Morgan Stanley Dean Witter Advisers Inc., Two World Trade Center, New York, NY 10048, reported shared voting power for 5,018,029 shares and shared dispositive power for 5,072,779 shares (5.52 percent) in a Schedule 13G dated February 4, 2000.

            REPORT OF THE HUMAN RESOURCE AND COMPENSATION COMMITTEE

   The Human Resource and Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-employee directors and is responsible for overseeing all compensation plans in which the Chairman and Chief Executive Officer and the Senior Executives participate. For 1999, "Senior Executives" include all Group Presidents and all Senior Corporate Ex-ecutives in Brunswick.

Executive Compensation Plans

   We welcome the opportunity to share with our shareholders the details of our executive compensation plans and the philosophy that has been followed in developing these plans. At the root of our compensation system is a belief that the corporation with the best employee talent will be the market leader. The purposes of the plans are to attract and retain outstanding key employees and to encourage an ownership commitment through Stock Ownership Guidelines facilitated by our incentive compensation programs. Brunswick recognizes past performance and expected future contributions through a combination of compet-itive base salaries, the annual Brunswick Performance Plan, the Strategic In-centive Plan and the 1991 Stock Plan. These plans motivate our executives by providing incentives for the successful implementation of Brunswick's tactical and strategic initiatives.

   Independent consultants provide extensive information regarding the compen-sation practices of comparable companies with revenues similar to Brunswick's and/or the competitors of our business units for the purpose of reviewing and establishing salary levels. Because of their smaller size, some of the compa-nies included in our industry peer group on page 14 are not included in the list of comparable companies for the determination of salary ranges for the Senior Executives. Our competition for executive talent includes a broad array of corporations providing manufactured consumer products and related services.

   During 1999, Brunswick's executive compensation plans included competitive base salaries plus incentives for short-term, mid-term and long-term perfor-mance. Our mix of base and incentive pay plans has been designed to place a substantial amount of compensation at risk, more than the average corporation in our compensation survey. The size of the individual awards in the plans in-creases based upon the level of responsibility of the Senior Executive. In this way, a greater opportunity for incentive compensation is provided for those executives whose responsibilities are deemed to have the largest impact on Brunswick's long-term success. In its administration of the plans the Com-mittee has in the past, and may in the future, use judgment and discretion.

   Annual base salaries, including the Chief Executive Officer's, have been targeted at levels generally in the third quartile of the marketplace for sim-ilar positions for defensive and retention reasons. For salary administration, "salary range bands" have been developed to establish internal equity for like positions, while also supporting a broad cross-organizational career develop-ment process. Survey data provided by our independent consultants provides an external assessment of the market pricing for our positions. We believe that this combination of internal and external comparisons provides the best over-all measure for salary administration. Our consultants' studies are updated every other year; it was completed most recently in September 1998. Generally, execu-tive salaries are reviewed every 12 to 24 months.

   The Brunswick Performance Plan is an annual bonus plan that in 1999 provided opportunities for bonuses to be earned by Senior Executives and other manage-ment employees. Under the Plan, bonus pools were generated based upon the achievement of specified annual financial targets and written objectives that were reviewed by the Committee. For 1999, 80 percent of the bonus for group ex-ecutives was based on their Brunswick Value Added ("BVA") which is defined as division contribution less a working capital charge and the remaining 20 per-cent was based on clearly established organizational development objectives central to the continued strength of their business. For corporate executives, 80 percent of the bonus was based on an earnings per share goal and 20 percent on specific organizational development objectives. Bonuses earned by Senior Ex-ecutives under the Plan for 1999 were reviewed and approved by the Committee based upon an assessment of performance against assigned goals. In addition, for certain of the Senior Executives, the bonus earned was paid up to 50 per-cent in Brunswick's stock and 50 percent in cash if they had not met the Stock Ownership Guidelines, as described below. If the guidelines have been met, the payment form is at the election of the Senior Executive. Any cash or stock pay-ment may be deferred at the Senior Executive's election.

   The purpose of the Strategic Incentive Plan is to provide a mid-term incen-tive for the successful implementation of Brunswick's strategic plans by defin-ing the contribution necessary from each business unit to achieve Brunswick's overall plan. The performance periods for the Strategic Incentive Plan begin-ning January 1, 1998, and January 1, 1999, were two years. The goals for the 1998 through 1999 performance period were specified financial targets; 100 per-cent for division contribution for the business units and earnings per share for corporate participants. Bonuses for Senior Executives under the Plan were based upon a combination of business unit performance and overall Company per-formance. For this cycle, Senior Executives may earn up to 125 percent of base salary in effect at the beginning of the performance period depending upon their position. Target awards were denominated in stock units at the beginning of the performance period using the January 2, 1998, closing price of Brunswick Common Stock. The payout value of these units was based upon the closing stock price on December 31, 1999. Similar to the annual bonus plan, a portion of the final payout was made in Common Stock for those Senior Executives who had not reached the Stock Ownership Guidelines. Any payments may be deferred. The goals for the 1999 through 2000 performance period are based on specified strategic goals, corporate performance and Group BVA for the group executives and corpo-rate performance and strategic goals for corporate executives.

   The 1991 Stock Plan, Brunswick's long-term incentive plan, provides the op-portunity to grant stock options. Brunswick believes strongly that stock and stock options are an integral part of a Senior Executive's total annual compen-sation package. It has long been Brunswick's belief that Senior Executives who own significant amounts of Brunswick's stock are more oriented to focus on its long-term growth, make decisions that are in the best interests of all share-holders and contribute to higher levels of shareholder value.

   Brunswick has formal Stock Ownership Guidelines. Under the Guidelines as ap-proved by the Committee, Senior Executives are expected to own specific minimum amounts of Brunswick's stock, calculated as a multiple of their base salaries, and ranging from five times annual salary for the Chairman and Chief Executive Officer to one to three times base salary for Senior Executives. In the case of a new hire or promotion to a Senior Executive position, the individual will be expected to reach the targeted amount required under the policy within five years.

   In 1999, the Committee approved the annual award of options. The exercise price was set at 100 percent of the fair market value on the date of grant. The awards were approximately the same numbers of options granted in July 1998. These values were up to 100 percent of the base salary of the Senior Execu-tives. Options will vest in three years; however; vesting may be accelerated based upon the achievement of specific thresholds for earnings per share or stock price. The size of the previous option grant was taken into consideration when determining the amount and number of the 1999 option grants.

Compensation of the Chief Executive Officer

   In 1998, a three-year contract extension of Mr. Larson's Employment Agree-ment was completed. As part of this agreement, Mr. Larson was awarded 50,000 shares of restricted Common Stock in 1999 that vested at the end of the year and were deferred until his termination of employment. He will be awarded 50,000 additional shares of restricted Common Stock in 2000 and 2001, which will vest at the end of each year and will also be deferred until his termina-tion of employment. His performance will continue to be reviewed annually by the Board, taking into account such financial and non-financial factors as the Board determines to be pertinent. Also, approximately six months through each annual performance cycle, the Board reviews Mr. Larson's performance, with the interim review focusing primarily on non-financial factors that are believed to be essential for his successful leadership of Brunswick. On October 21, 1998, the Board increased Mr. Larson's base salary to $900,000 effective December 1, 1998. His base salary has been unchanged since that time.

   Mr. Larson participates in an annual bonus plan that provides for a maximum of 200 percent of his annual salary based upon the achievement of specific fi-nancial goals established by the Board. Mr. Larson's goal for 1999 was achieve-ment of a specified earnings per share target. The financial objective was not achieved and the Committee recommended, and the Board of Directors approved, no bonus for 1999.

   Mr. Larson participates in the Strategic Incentive Plan under which he may earn a maximum of 100 percent of base salary per year in each cycle depending on the achievement of performance goals which have been approved by the Board. One hundred percent of the award is denominated in stock units at the beginning of the performance period using the closing price of Brunswick Common Stock on the first day of the performance period. The payout value of these units was based upon the closing stock price on December 31, 1999. Mr. Larson's goals for this cycle related to acquisition strategy, talent enhancement, creation and execution of key strategic initiatives, including information technology. In recognition of the extent of Mr. Larson's achievement of these strategic goals, the Committee recommended and the Board approved an award of 75.8 percent of his maximum number of stock units for this performance period, which he has deferred. These stock units were valued at $900,000 based on the December 31, 1999 closing stock price.

   In April, 1999, at the time the other Senior Executives were awarded op-tions, Mr. Larson was awarded options to purchase 175,000 shares of Brunswick Common Stock at its then current market value with the vesting provisions sim-ilar to those options awarded all other Senior Executives.

Omnibus Budget Reconciliation Act of 1993

   Brunswick has reviewed its executive compensation plans in response to the Omnibus Budget Reconciliation Act of 1993 (the "Act"), which established a $1.0 million tax deduction limitation in August 1993 for the taxable years be-ginning on or after January 1, 1994. The limitation applies to compensation in excess of $1.0 million paid to any executive who is employed by Brunswick on December 31 and named in the summary compensation table, with certain excep-tions. Mr. Larson and all other Senior Executives will defer receipt of com-pensation, to the extent it is not deductible by Brunswick, under the terms of an automatic deferral plan established for this purpose.

   Submitted by Members of the Human Resource and Compensation Committee of the Board of Directors.

     R. W. Schipke, Chairman
     N. D. Archibald
     J. W. Lorsch

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                    BRUNSWICK, S&P 500 INDEX AND PEER GROUP

              Brunswick        Peer Group        S&P 500 Index
              ---------        ----------        -------------
1994            100.0             100.0               100.0
1995            130.1              91.9               137.6
1996            132.8             101.2               169.4
1997            170.9             107.8               225.8
1998            142.0              89.7               290.5
1999            130.4              88.8               347.3
                                  [LINE GRAPH]

   The basis of comparison is a $100 investment at December 31, 1994, in each of Brunswick, the S&P 500 Index and a peer group of six recreation manufactur-ing companies (Coleman Company, Inc., Cybex International, Inc., Huffy Corpora-tion, Johnson Worldwide Associates, Inc., K2, Inc., and Polaris Industries, Inc.) weighted by the beginning of the year market value of each company. All dividends are reinvested. Coleman Company, Inc. was acquired by the Sunbeam Corporation and was de-listed in February 2000.

                           SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation of the Chief Executive Offi-cer and each of the four other most highly compensated executive officers for each of the last three years.

                                       Annual Compensation              Long-Term Compensation
                               ----------------------------------- --------------------------------
                                                                          Awards          Payouts
                                                                   --------------------- ----------
                                                        Other      Restricted Securities Long-Term
                                                       Annual        Stock    Underlying Incentive     All Other
Name/Position             Year  Salary   Bonus(3)  Compensation(4)  Award(5)  Options(#)  Payouts   Compensation(6)
-------------------------------------------------------------------------------------------------------------------

Peter N. Larson           1999 $900,000 $        0    $301,819     $1,181,250  175,000   $  900,000    $224,003
Chairman and              1998  808,493  2,397,800     221,379              0  150,000    1,110,483     229,287
Chief Executive Officer   1997  800,000    843,200      63,036              0  200,000    1,949,742     229,716
-------------------------------------------------------------------------------------------------------------------
George W. Buckley         1999 $442,548 $  595,600    $ 24,536     $        0   40,000   $  338,222    $ 33,321
ExecutiveVice             1998  403,397    628,800      14,959              0   35,000      356,190      33,706
President (1)             1997  186,301    185,600     133,114              0   50,000      100,000     471,875
-------------------------------------------------------------------------------------------------------------------
William J. Barrington     1999 $421,699 $  604,000    $ 56,732     $        0   35,000   $  311,255    $ 96,960
Vice President and        1998  387,973    431,200      17,628              0   30,000      342,833      76,925
President--Sea Ray Group  1997  385,000    331,639           0              0   30,000      665,769      74,569
-------------------------------------------------------------------------------------------------------------------
Peter B. Hamilton         1999 $442,548 $  473,280    $ 24,687     $        0   40,000   $  252,181    $ 79,495
ExecutiveVice President   1998  403,397    391,200      15,861              0   30,000      209,534      81,448
                          1997  400,000    374,080         479              0   30,000      587,531      84,224
-------------------------------------------------------------------------------------------------------------------
Dudley E. Lyons           1999 $391,699 $  454,350    $      0     $        0   30,000   $  210,479    $ 34,117
Senior Vice President     1998  353,397    263,600           0              0   25,000      135,946      34,786
--Strategic Business      1997  140,959    170,000      26,946              0   40,000      100,000     159,375
Development and
Chairman--US Marine (2)
-------------------------------------------------------------------------------------------------------------------

(1) Mr. Buckley joined Brunswick as Vice President and President--Mercury Ma-rine Group in August 1997.
(2) Mr. Lyons joined Brunswick as Vice President--Strategic Business Develop-ment in August 1997.
(3) The annual bonus amount in 1998 for Mr. Larson includes $1,725,000 repre-senting the value of 50,000 shares of Common Stock awarded on April 1, 1998. Receipt of these shares has been deferred until his termination of employment.
(4) 1997 amounts for Mr. Buckley include $26,940 for use of Brunswick's air-craft for authorized non-corporate purposes; amounts reimbursed for payment of taxes; and $35,898 for relocation allowances, which were in addition to amounts generally paid.
(5) The amount shown in this column is the value of the restricted shares as of the date of grant. On January 4, 1999, Mr. Larson was awarded 50,000 shares of Common Stock pursuant to his employment agreement. These shares vested on December 31, 1999. Receipt of Mr. Larson's shares is deferred until his retirement. As of December 31, 1999, Mr. Barrington held 5,000 restricted shares with a value of $111,250. Dividends are paid quarterly on all shares of restricted stock.

(6) All Other Compensation for 1999 for the named officers is comprised of the following: (i) Brunswick contributions to the Brunswick Retirement Savings Plan for Messrs. Larson $3,500, Buckley $3,000, Hamilton $3,350 and Lyons $3,000; (ii) Brunswick contributions to the Brunswick Employee Stock Owner-ship Plan for Messrs. Larson $294, Buckley $334, Barrington $334, Hamilton $294 and Lyons $294; (iii) Brunswick contributions to the Brunswick Rewards Plan for Mr. Barrington of $65,944; and (iv) the value of split dollar life insurance premiums paid by Brunswick on behalf of the named executive offi-cers. This value represents the cost of term life insurance provided during the year as well as the present value of the potential cash surrender value attributable to this year's premium payment. This present value is deter-mined by assuming an interest free loan to the named executives until Brunswick is reimbursed for its portion of the premiums. These amounts are:
    Messrs. Larson $220,209, Buckley $29,987, Barrington $25,335, Hamilton $75,851 and Lyons $30,823.

                             OPTION GRANTS IN 1999

                                                                        Potential Realizable
                                                                       Value at Assumed Annual
                                                                        Rates of Stock Price
                                   Individual Grants(1)            Appreciation for Option Term(5)
                         ---------------------------------------- ----------------------------------
                                      % of
                                      Total
                         Number of   Options
                         Securities  Granted
                         Underlying    to
                          Options   Employees Exercise Expiration
Executive                 Granted    in 1999   Price      Date    0%        5%             10%
-----------------------------------------------------------------------------------------------------
Peter N. Larson(2)......   175,000    11.70%  $ 22.875  04/21/09    0 $    2,517,544  $    6,379,950

George W. Buckley(3)....    40,000     2.67%    22.875  04/21/09    0        575,439       1,458,274

William J.
 Barrington(3)..........    35,000     2.34%    22.875  04/21/09    0        503,509       1,275,990

Peter B. Hamilton(3)....    40,000     2.67%    22.875  04/21/09    0        575,439       1,458,274

Dudley E. Lyons(3)......    30,000     2.01%    22.875  04/21/09    0        431,579       1,093,706

All Optionees........... 1,496,100      100%  $23.0657   Various    0 $   21,702,269  $   54,997,811

All Shareholders(4).....       N/A      N/A        N/A       N/A    0 $1,331,789,900  $3,375,017,087

Optionee's Gain as % of
 All Shareholders'
 Gains..................       N/A      N/A        N/A       N/A    0           1.63%           1.63%

(1) Non-qualified stock options awarded during 1999 were granted at 100 percent of the closing price on the date of grant with a ten-year option term. When exercising options, an option holder may deliver previously acquired shares of Common Stock or may request that shares be withheld to satisfy the re-quired withholding taxes.
(2) Vesting provisions are as follows: 30 percent of the options vested on July 16, 1999, when Brunswick's stock price reached $30.00 per share; 30 percent of the options vest on the earliest of (i) the second anniversary of the grant date, (ii) when Brunswick's stock price attains $35.00 per share, or
    (iii) when annual net earnings of Brunswick exceed $3.00 per share; and 40 percent of the options vest on the earliest of (i) the third anniversary of the grant date, (ii) when Brunswick's stock price attains $40.00 per share, or (iii) when annual net earnings of Brunswick exceed $3.50 per share.

   Options vest earlier if there is a change in control of Brunswick and are transferable only to immediate family members, estate planning vehicles or others approved by the Human Resource and Compensation Committee.
(3) Vesting provisions are as follows: 30 percent of the options vested on July 16, 1999, when Brunswick's stock price reached $30.00 per share; 30 percent of the options vest when Brunswick's stock price attains $35.00 per share or when annual net earnings of Brunswick exceed $3.00 per share; and 40 percent of the options vest when Brunswick's stock price attains $40.00 per share or when annual net earnings of Brunswick exceed $3.50 per share. Any options not vested prior to the third anniversary of the grant date become exercisable on that date. Options vest earlier if there is a change in control of Brunswick and are transferable only to immediate fam-ily members, estate planning vehicles or others approved by the Human Re-source and Compensation Committee.
(4) The potential realizable values for all shareholders were calculated using the weighted average exercise price of option shares awarded during 1999 and the total outstanding shares of Common Stock on December 31, 1999. At 5 percent and 10 percent annual appreciation the value of the Common Stock would be approximately $37.26 per share and $59.33 per share, respective-ly, at the end of the 10-year period.
(5) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                              Number of Securities
                                                 Underlying the       Value of Unexercised, In-
                        Number of            Unexercised Options at   the-Money Options Held at
                         Shares                     12/31/99                 12/31/99(1)
                       Acquired on  Value   ------------------------- -------------------------
Executive               Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------
Peter N. Larson               0    $      0   919,755      267,500    $1,515,312    $242,813

George W. Buckley             0    $      0    27,000       98,000    $        0    $ 80,937

William J. Barrington    18,400    $233,937   125,500       75,500    $  221,750    $ 69,375

Peter B. Hamilton             0    $      0   161,000       79,000    $  173,750    $ 69,375

Dudley E. Lyons               0    $      0    21,000       74,000    $        0    $ 57,813

(1) Represents the difference between the option exercise price and the fair market value of Brunswick Common Stock on December 31, 1999.

                 LONG-TERM INCENTIVE PLAN -- AWARDS DURING 1999

                          Number     Performance or
                        of Shares,        Other
                         Units or      Period Until    Estimated Future Payouts Under
                       Other Rights   Maturation or      Non-Stock Price-Based Plans
Executive                 (#)(1)         Payout       Threshold(#) Target(#) Maximum(#)
---------------------------------------------------------------------------------------
Peter N. Larson           57,143    01/04/99-12/31/00    19,048     57,143     76,190

George W. Buckley         18,624    01/04/99-12/31/00     9,312     18,624     23,280

William J. Barrington     17,778    01/04/99-12/31/00     8,889     17,778     22,223

Peter B. Hamilton         18,624    01/04/99-12/31/00     9,312     18,624     23,280

Dudley E. Lyons           16,508    01/04/99-12/31/00     8,254     16,508     20,635

(1) These are awards under Brunswick's Strategic Incentive Plan. The value and the number of stock units were determined as a percentage of the executive officer's salary on January 4, 1999, based on the price of Brunswick Common Stock at that time. The number of the stock units to which each officer be-comes entitled will depend upon the achievement of specified strategic goals, corporate performance and Group BVA for the group executives and corporate performance and strategic goals for corporate executives. Each executive officer may elect to have stock units paid in Common Stock or in cash based on the price of the Common Stock at the time of the payout if they have met their Stock Ownership Guidelines.

                                 PENSION PLANS

   The following table shows the maximum retirement income which may be payable as a straight life annuity pursuant to Brunswick's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

Average of
the
Three
Highest
Consecutive
Years'                 Retirement Income for
Earnings as       Years of Participating Service
a            -----------------------------------------
Participant     15        20         25         30
------------------------------------------------------
$  600,000   $198,000 $  264,000 $  330,000 $  396,000

   800,000    264,000    352,000    440,000    528,000

 1,000,000    330,000    440,000    550,000    660,000

 1,600,000    528,000    704,000    880,000  1,056,000

 2,300,000    759,000  1,012,000  1,265,000  1,518,000

   The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earn-ings (salaries, annual bonuses and commissions, but excluding payouts under the Strategic Incentive Plan), and age. The 1999 earnings used to calcu-late Mr. Larson's benefits under the salaried pension plans are $1,580,123, which include his 1999 salary and the bonus paid in 1999 for 1998 performance (excluding the value of 50,000 shares of Common Stock awarded on April 1, 1998). The 1999 award of 50,000 shares of restricted stock valued at $1,181,250 is not included in calculating his pension.

   The years of service of the officers named in the summary compensation table are: Messrs. Larson 20 years, Buckley 2 years, Hamilton 16 years and Lyons 2 years. Mr. Barrington does not participate in any salaried pension plan. Mr. Larson's 20 years include 15 years when he was employed by Johnson & Johnson since his employment agreement provides that Brunswick will pay him a pension as if he had been employed by Brunswick for these 15 years, reduced by the pen-sion he receives from Johnson & Johnson and reduced by his Social Security ben-efit. Brunswick has agreed to award Mr. Buckley 5 additional years of service after he has been employed by Brunswick for 3 years. Mr. Hamilton's 16 years include 12.5 years when he was employed by Cummins Engine Company, Inc., since Brunswick has agreed to provide Mr. Hamilton with a pension from Brunswick as if he had been employed by Brunswick for these 12.5 years, reduced by the pen-sion he receives from Cummins Engine Company, Inc.

   If there is a change in control of Brunswick on or before March 1, 2001, and if there is a termination, merger or transfer of assets of the salaried pension plans during the five years following the change in control of Brunswick, bene-fits would be increased so that there would be no excess net assets. Also, in the event of the involuntary termination of employment (other than for cause) of a participant in the salaried pension plans during the five years following such change in control of Brunswick, the participant's pension would not be re-duced as a result of early retirement. A change in control of Brunswick is the same as the definition in Mr. Larson's employment agreement, which is described on page 21, except that prior to the occurrence of a transaction Brunswick's Board of Directors may decide that the transaction does not constitute a change in control for purposes of the pension plan.

                             EMPLOYMENT AGREEMENTS

   Brunswick has an employment agreement with Mr. Larson that provides for his employment through April 1, 2002, at an annual salary of $900,000 per year. The agreement will be extended for successive additional one-year terms unless Brunswick or Mr. Larson elects not to extend the term at least six months be-fore the new term otherwise would begin. The agreement provides for an annual bonus of up to 200 percent of salary based on the accomplishment of specified goals, which will be paid one-half in cash and one-half in Common Stock of Brunswick. Mr. Larson may elect to have the entire bonus paid in cash if he has satisfied Brunswick's stock ownership guidelines.

   The agreement provides that he will participate in Brunswick's Strategic In-centive Plan and that his maximum award opportunity under the Strategic Incen-tive Plan shall not be less than 100 percent of his salary, with a minimum value not less than 75 percent of his salary, for each performance period if target goals for the performance period are achieved. Awards under this plan are denominated in stock units based on the market value of Brunswick Common Stock at the beginning of the performance period. Under the plan Mr. Larson may elect to receive stock or the cash value of the stock units at the time the award is paid, depending in part on whether he has satisfied Brunswick's stock ownership guidelines.

   Mr. Larson is also entitled under the agreement to an annual award of op-tions to purchase Common Stock which are to have a value of $750,000 using the Black-Scholes pricing model. In 1996, Mr. Larson was granted an option to pur-chase 90,000 shares of Brunswick Common Stock, which was in addition to the normal annual award for that year and in lieu of the award for 2002. The agree-ment provides that with some exceptions Mr. Larson shall participate in all benefit plans offered to Brunswick's Senior Executives during the term of the agreement and for two years following termination of the agreement for any rea-son other than death, incapacity or cause, or for three years if following a change of control of Brunswick (as defined below). In addition, the agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by Brunswick.

   The agreement provides that Mr. Larson be awarded 50,000 shares of re-stricted Common Stock on January 4, 1999, which vested on December 31, 1999, and 50,000 shares of restricted Common Stock on the first business day of each of 2000 and 2001, which will vest on December 31 of each such year. Mr. Larson has deferred receipt of these shares until he terminates employment.

   Mr. Larson has agreed to defer receipt of cash or Common Stock compensation under his agreement to the extent the current payment of the cash or Common Stock would result in the payment not being deductible by Brunswick because it exceeds the $1.0 million deduction limitation in Section 162(m) of the Internal Revenue Code. He also may elect to defer receipt of additional cash or Common Stock compensation under his agreement. Cash amounts deferred either will be invested or will accrue interest at the prime rate in effect at Bank One (plus 5 percent per annum for amounts that are deferred by reason of the $1.0 million deduction limitation) or, if greater, at Brunswick's short term borrowing rate. Dividends on Common Stock that is deferred will be reinvested in additional shares of Common Stock unless Mr. Larson elects to receive the dividends on a current basis. Life insurance of three-and-one-half times Mr. Larson's base salary is to be maintained for him during the term of the agreement and for two years following termination of the agreement for any reason other than death, incapacity or cause. Mr. Larson may elect to reduce the amount of life insur-ance provided to him and to receive the premiums which otherwise would have been paid for the insurance.

   The agreement provides that Mr. Larson will receive a pension from Brunswick as if he had been employed by Brunswick for an additional 15 years, reduced by the pension he receives from Johnson & Johnson, his former employer, and re-duced by the amount of his Social Security benefit. Mr. Larson may elect to be paid his pension benefits under Brunswick's supplemental pension plan in a lump sum.

   If, other than following a change in control of Brunswick, Mr. Larson's em-ployment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or Mr. Larson resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Mr. Larson that, as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, or breach by Brunswick of the agreement, the agreement provides that he shall receive a lump sum payment equal to (i) his salary for two years following termination at the rate in effect as of the date of termi-nation and (ii) annual bonus and strategic incentive awards for the two year period following termination based on performance to date extrapolated through the termination date. If his employment continues through April 1, 2002, all stock options granted after December 31, 1998, shall become exercisable on termination of employment. In addition, on termination of Mr. Larson's employ-ment non-performance restrictions on stock options shall lapse, performance restrictions on options shall lapse to the extent authorized by the Board of Directors, and options which are then exercisable or become exercisable be-cause of the lapse of restrictions shall remain exercisable until the earlier of (i) their expiration or (ii) five years following termination of employ-ment. The agreement prohibits competition with Brunswick by Mr. Larson during the term of the agreement and for two years thereafter and requires confiden-tiality on the part of Mr. Larson during and after the term of the agreement.

   If Mr. Larson resigns during the 60 days following a change in control of Brunswick, or if during the term of the agreement Mr. Larson's employment is terminated following a change in control for any reason other than for death, incapacity or cause, or if during the term of the agreement following a change in control Mr. Larson resigns following a significant change in the nature or scope of his duties, a reduction in compensation, a reasonable determination by Mr. Larson that, as a result of change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, then Mr. Larson shall receive a lump sum payment equal to (i) his salary for three years and
(ii) a bonus of 200 percent of salary for each of the three years. He will also receive incentive compensation, split dollar life insurance and other em-ployee benefits for the three years, except that he shall not receive these benefits for periods after his 65th birthday. In addition, Brunswick is re-quired under the agreement to pay Mr. Larson any amount then held for him in a deferred compensation account and to pay a lump sum pension payment equal to the present value of benefits accrued under Brunswick's supplemental pension plan, and these benefits shall be adjusted to add three years to his age and years of service (or, if less than three years, the period from Mr. Larson's termination until his 65th birthday) at his annual salary at the time of ter-mination with an annual bonus of 200 percent of his salary. He shall be fully vested in all stock options and restricted stock awards, and stock options may be exercised until the earlier of (i) their expiration or (ii) five years fol-lowing his termination. If Mr. Larson is required to pay any excise tax on payments from Brunswick by reason of Section 4999 of the Internal Revenue Code of 1986, Brunswick will reimburse him for such excise tax plus any other taxes owed as a result of such reimbursement.

   The definition of a change in control includes (i) the ownership of 30 per-cent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick, (ii) a tender offer which has not been negotiated and approved by Brunswick's Board of Directors for stock of Brunswick if (a) the offeror owns or has accepted for payment 25 percent or more of the outstanding voting stock of Brunswick or (b) the offer remains open three days before its stated termination date and if the offeror could own 50 percent or more of the outstanding voting stock of Brunswick as a re-sult of the offer, (iii) the failure of the Board of Directors' nominees to constitute a majority of Brunswick's Board of Directors following a contested election of directors, (iv) a merger of Brunswick with another corporation unless Brunswick's stockholders receive 75 percent of the voting stock outstanding af-ter the merger and except for a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick's voting stock or (v) a complete liquidation or dissolution of Brunswick or sale of substantially all of Brunswick's assets.

   Brunswick has an employment agreement with Mr. Lyons that provides for his employment through August 4, 2000, at an annual salary of not less than $390,000 per year. The agreement provides for an annual bonus and that he will participate in Brunswick's Strategic Incentive Plan, with a maximum award under the Strategic Incentive Plan of 100 percent of his annual salary at the begin-ning of the performance period. Under this plan all of the awards are denomi-nated in stock units based on the market value of Brunswick Common Stock at the beginning of the performance period. Under the plan Mr. Lyons may elect to re-ceive stock or the cash value of the stock units at the time the award is paid, depending in part on whether he has satisfied Brunswick's stock ownership guidelines.

   The agreement provides that Mr. Lyons shall receive annual stock options having a value based on the Black-Scholes valuation method of up to 50 percent of his salary and that he will receive life insurance under Brunswick's split dollar life insurance plan equal to 3.5 times his annual salary. The agreement also provides that Mr. Lyons shall participate in all benefit plans offered to Brunswick's Senior Executives during the term of the agreement and for one year following termination of the agreement for any reason other than death, inca-pacity or cause. In addition, the agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by Brunswick.

   If Mr. Lyons' employment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or if Mr. Lyons resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Mr. Lyons that, as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, or breach by Brunswick of the agreement, the agreement provides that he shall receive a lump sum payment equal to (i) to his salary for one year following termination at the rate in effect as of the date of termination and (ii) annual bonus and strategic incentive awards for the one year period following termination based on performance to date extrapo-lated through the termination date. The agreement prohibits competition with Brunswick by Mr. Lyons during the term of the agreement and for one year there-after and requires confidentiality on the part of Mr. Lyons during and after the term of the agreement.

   Brunswick also has agreements with Messrs. Hamilton, Buckley, Barrington and Lyons that provide that after a change in control of Brunswick each executive will be employed for three years (but not beyond the executive's 65th birthday) during which the executive will be entitled to a salary not less than the exec-utive's annual salary immediately prior to the change in control, with the op-portunity for regular increases, incentive compensation, employee benefits and perquisites equiva-lent to those provided by Brunswick to executives with comparable duties, but at least as great as those to which the executive was entitled immediately prior to the change in control. The definition of a change in control in these agreements is the same as the definition in Mr. Larson's agreement described above.

   If employment is terminated under any of these agreements before completion of the term of employment for any reason other than death, incapacity or cause, or if an executive resigns following a significant change in the nature or scope of the executive's duties, a reduction in total compensation, a rea-sonable determination by the executive that as a result of a change in the circumstances affecting the executive's position the executive is unable to exercise the authorities and duties attached to the executive's position, or for any reason during the 30 days after the first anniversary of the change in control, the executive would be paid a lump sum payment equal to (i) his sal-ary for three years at the rate in effect as of the date of termination, and
(ii) a bonus of 100 percent of salary for each of the three years. The execu-tive will be entitled to receive a lump sum payment for supplemental pension plan benefits, stock options and other employee benefits for the three years. The executive shall continue to participate in Brunswick's split dollar life insurance plan until the executive's policy is released to the executive in accordance with the plan's provisions and shall be fully vested in all stock options and restricted stock awards. The executive will be able to exercise all stock options until the earlier of (i) their expiration or (ii) two years following termination of employment. If the executive attains age 65 during such three-year period, all of the foregoing payments will be reduced propor-tionally. If the lump sum payments are paid, the executive shall be treated as though he had continued to participate in Brunswick's incentive compensation and employee benefit plans for the three years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit accrued for the three years with his salary and bonus specified above. The agreements prohibit competition with Brunswick by the executive for one year after termination of employment and require confidentiality on the part of the executive during and after the term of the agreements. The agreements also provide that if any executive is required to pay any excise tax on pay-ments from Brunswick by reason of Section 4999 of the Internal Revenue Code of 1986, Brunswick will reimburse the executive for such excise tax plus any other taxes owed as a result of such reimbursement. Payments to Mr. Lyons will be reduced by the amount of any payment to him under his employment agreement described above in the event of termination of employment.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

   Section 16(a) of the Securities Exchange Act of 1934 requires reporting by directors and officers of Brunswick concerning their holdings and transactions in Brunswick Common Stock. A review of Brunswick's records indicates that dur-ing 1999, all filing requirements pursuant to Section 16(a) were met.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of its Audit and Finance Committee, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, auditors for Brunswick and its subsidiaries for the year 2000. The Board of Directors recommends the appointment of Arthur Andersen LLP as auditors for Brunswick and its subsidiaries be ratified. If shareholders do not ratify the appointment, the selection of auditors will be reconsidered by the Audit and Finance Committee and the Board of Directors. Representatives of Ar-thur Andersen LLP will be present at the annual meeting of shareholders with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

   The Board of Directors recommends a vote FOR this proposal.

                             SHAREHOLDER PROPOSALS

   If a shareholder wants a proposal to be included in Brunswick's proxy state-ment for the 2001 annual meeting, it must be received by Brunswick no later than November 22, 2000. The proposal must be delivered to Brunswick's offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811, Attention: Secretary, and must otherwise meet the requirements of the rules of the Securities and Ex-change Commission. The date after which a shareholder proposal submitted out-side the processes of Rule 14a-8 under the Securities Exchange Act of 1934 is considered untimely for the 2001 annual meeting is February 5, 2001, calculated as provided in Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

   If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in ac-cordance with their best judgment. Management does not know of any business other than that referred to in the Notice that may be considered at the meet-ing.

   The entire expense of proxy solicitation will be borne by Brunswick. In ad-dition to solicitation by mail, telephone, facsimile, telegraph and personal contact by its officers and employees, Brunswick has retained the firm of Georgeson & Co. to assist in the solicitation of proxies. Reasonable out-of-pocket expenses of forwarding the proxy material will be paid by Brunswick. For its services, Georgeson & Co. will be paid a fee of approximately $9,900.

   In order to assure the presence of the necessary quorum and to vote on the matters to come before the annual meeting, please indicate your choices on the enclosed proxy, and date, sign and return it promptly in the envelope provided.

                                            By order of the Board of
                                             Directors,

                           [Logo of DUSTAN E. MCCOY]
                                            Dustan E. McCoy
                                            Secretary
Lake Forest, Illinois
March 22, 2000

                             BRUNSWICK CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]

1.Election of Directors-Nominees:
  01-Dorrit J. Bern, 02-George W. Buckley,
  03-Michael J. Callahan, 04-Manuel A. Fernandez,
  05-Peter B. Hamilton and 06-Roger W. Schipke

  For  Withheld  Except
  [_]    [_]      [_]

                           Nominee(s) Written Below

-------------------------------------------------------------------------------

2. Ratification of Arthur Andersen LLP as Auditors.

   For  Against  Abstain
   [_]    [_]      [_]

3. In their discretion on such other business as may properly come before the meeting.

-------------------------------------------------------------------------------
Signature

Dated: __________________________________________________________________, 2000
NOTE: Please sign exactly as your name appears on this proxy, date and mail this proxy promptly in the enclosed return envelope so that it is received prior to the meeting. These confidential voting instructions will be seen only by authorized personnel of the Trustee and its tabulator.

A vote FOR Items 1 and 2 is recommended by the Board of Directors.
       ---
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

   PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.

                                                                          [LOGO]

PROXY

Solicited on behalf of The Board of Directors of BRUNSWICK CORPORATION

  The undersigned hereby appoints P.N. Larson, V.J. Reich, and D. E. McCoy, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of Common Stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 26, 2000, or any adjournment thereof.

  By signing and returning this form, you will be instructing Mellon Bank N.A., the trustee for the Brunswick Employee Stock Ownership Plan, and Vanguard Fiduciary Trust Company, the trustee for the Rewards Plan and the Brunswick Retirement Savings Plan, to vote the shares allocated to your account in these plans. The trustees will vote your shares as you direct. If you sign and return this form without making any direction, your shares will be voted for proposals 1 and 2. If you do not return this form by April 24, 2000, the trustee will vote your shares (except for shares acquired with tax credit contributions) in the same proportion as it votes shares for which it receives instructions.

     IMPORTANT -- This Proxy must be signed and dated on the reverse side.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

PROXY

Solicited on behalf of the Board of Directors of BRUNSWICK CORPORATION

  The undersigned hereby appoints P. N. Larson, V. J. Reich and D. E. McCoy, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 26, 2000, or any adjournment thereof.
The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1. ELECTION OF DIRECTORS
                    [_] FOR the following          [_] WITHHOLD AUTHORITY to
                     nominees: Dorrit J.            vote for all nominees or
                     Bern, George W. Buckley,       their alternates
                     Michael J. Callahan,
                     Manuel A. Fernandez,
                     Peter B. Hamilton and
                     Roger W. Schipke (except
                     as marked to the
                     contrary) or for
                     alternate(s) designated
                     by the Board of
                     Directors

(Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) in the space provided below.)
--------------------------------------------------------------------------------
2. Ratification of Arthur Andersen LLP as auditors
                                                 FOR [_] AGAINST [_] ABSTAIN [_]

3. In their discretion on such other business as may properly come before the meeting.
This proxy will be voted as directed by the shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

    PLEASE MARK, SIGN ON REVERSE SIDE, DATE AND RETURN PROMPTLY IN ENCLOSED
                                   ENVELOPE.

Dated             , 2000



   (Signature of        (Signature of
   Shareholder)         Shareholder)

Please sign exactly as your name or names appear above, date and mail this proxy promptly in the enclosed return envelope so that it is received prior to the meeting. If your stock is held in joint tenancy, both joint tenants must sign. Executors, administrators, trustees, etc.
should give full title as such. If executed by a corporation, a duly authorized officer should sign.